EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Charles Ramey, CEO	Donald C. Weinberger/Alisa Steinberg (media)
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(281) 504-8100	Tel. (212) 370-4500 Fax (212) 370-4505
US DATAWORKS, INC. ANNOUNCES FISCAL 2008 FINANCIAL RESULTS
- Company Restructuring Near Completion -
- Announces New Version of Clearingworks 3.0 -
Houston, TX — June 30, 2008 — US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, today announced financial results for its fiscal 2008 fourth quarter and year-end results ended March 31, 2008.
Revenues for the fourth quarter ended March 31, 2008 were $1,591,209 compared with revenues of $2,312,926 for the same period a year ago. Loss from operations for the fourth quarter was $4,617,982 compared to a loss of $1,159,698 for the fourth quarter ended March 31, 2007. Net loss for the fourth quarter was $4,408,665 or $(0.14) per share, compared to a net loss of $1,308,655 or $(0.04) per share, for the corresponding period in the prior year.
Revenues for the year ended March 31, 2008 were $5,717,593 compared with the revenues of $7,069,575 for the same period a year ago. Loss from operations for the year ended was $12,685,632 which included a non-cash charge for goodwill impairment of $10,112,931, compared to an operating loss of $2,964,826 for the year ended March 31, 2007. Net loss for the year ended was $11,674,891 or $(0.37) per share, compared to a net loss of $3,306,009 or $(0.11) per share, for the corresponding period in the prior year.
“Fiscal 2008 was a challenging year for our Company,” said Charles E. Ramey, Chief Executive Officer of US Dataworks. “That being said, we are close to completing a major restructuring, which included a streamlining of the staff. We enter fiscal 2009 a leaner operation with new opportunities, including a new version of our proprietary software: Clearingworks 3.0. We believe the new structure will put us on the pathway toward profitability.”
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Mr. Ramey concluded, “I continue to believe that the demand for our software will continue to grow steadily with anticipated ramp up in production of our existing and new customers..”
A conference call is scheduled for today, at 11:00 AM EDT. Interested parties may participate in the call by dialing (877) 869-3847; international callers dial (201) 689-8261 about 5-10 minutes prior to 11:00 AM EDT. The conference call will also be available on replay starting at 2:00 pm EDT on June 30, 2008, and ending on July 7, 2007. For the replay, please dial (877) 660-6853 (replay account # 269, replay conference # 289978). The access number for the replay for international callers is (201) 612-7415 (replay account # 269, replay conference #289978).
About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.
Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to statements regarding the anticipated benefits of the Company’s restructuring, the Company’s profitability and the anticipated demand of the Company’s products, the market demand for our products are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, our ability to complete the restructuring, the impact of alternative technological advances and competitive products, market fluctuations and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-K for the period ended March 31, 2007 and its quarterly report on Form 10-Q for the period ended December 31, 2007. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.
- Tables to Follow -

US DATAWORKS, INC.
INCOME STATEMENT DATA

	Three Months Ended		Year-Ended
	3/31/08	3/31/07	3/31/08	3/31/07
Revenues
Software licensing revenues	(7,778)	80,267	282,045	689,425
Software transactional revenues	623,087	357,029	1,848,130	1,495,617
Software maintenance revenues	238,340	123,127	896,358	438,803
Software service revenues	866,842	752,503	2,820,332	3,445,730
ATM Equipment Revenues	—	1,000,000	—	1,000,000

	1,720,481	2,312,926	5,846,865	7,069,575

Discount on Sales	(129,272)	—	(129,272)	—

Net Revenue	1,591,209	2,312,926	5,717,593	7,069,575

Cost of sales	495,243	1,299,209	1,964,555	2,859,063

Gross profit	1,095,966	1,013,717	3,753,038	4,210,512

Operating Expenses
General and administrative	1,484,949	2,134,547	6,144,484	7,031,224
Depreciation and amortization	48,252	38,868	181,255	144,114
Goodwill Impairment	4,180,747	—	10,112,931	—

Total operating expenses	5,713,948	2,713,415	16,438,670	7,175,338

(Loss) from operations	(4,617,982)	(1,159,698)	(12,685,632)	(2,964,826)

Other income (expense)
Financing costs	(40,000)	(46,200)	(152,680)	(46,200)
Interest expense	(288,151)	(6,402)	(458,675)	(226,820)
Interest expense — related parties	(10,668)	(10,938)	(47,256)	(21,875)
Loss on disposition of assets	—	—	(44,231)	—
Litigation settlements	—	—	—	222,600
Other income (expense)	11,585	—	19,346	10,490
Gain on Derivative liabilities	(536,571)	(85,418)	1,694,237	(279,378)

Total other income (expense)	209,317	(148,958)	1,010,741	(341,183)

Loss before provision for income taxes	(4,408,665)	(1,308,656)	(11,674,891)	(3,306,009)

Provision for income taxes	—	—
Net (loss)	(4,408,665)	(1,308,656)	(11,674,891)	(3,306,009)

Basic and diluted loss per share	$(0.14)	$(0.04)	$(0.37)	$(0.11)

Basic and diluted weighted —average shares outstanding	32,062,962	31,444,647	31,744,212	30,717,707
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US DATAWORKS, INC.
BALANCE SHEET
March 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$903,393
Accounts receivable, trade	856,261
Prepaid expenses and other current assets	145,915

Total current assets	1,905,569

Property and equipment, net	478,687

Goodwill, net	4,020,698

Other assets	357,124

Total assets	$6,762,078

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$35,279
Deferred revenue	200,833
Accounts payable	271,677
Accrued expenses	366,538
Interest payable — related parties	18,188
Derivative — Compounded Embedded	353,749
Derivative — Warrants	267,532

Total current liabilities	1,513,796

Long term Note Payable	52,918
Long term Note Payable — Related Party	500,000
Long term convertible promissory note, net unamortized discount of $1,995,636	2,004,364

Total long term liabilities	2,557,282

Total liabilities	$4,071,078

Stockholders’ Equity:

Convertible Series B preferred stock, $0.0001 par value; 700,000 shares authorized; 109,933 shares issued and outstanding; $3.75 liquidation preference, dividends of $293,596 in arrears	55

Common stock, $0.0001 par value; 90,000,000 shares authorized; 32,062,962 shares issued and outstanding	3,206
Additional paid-in capital	64,778,977
Accumulated deficit	(62,091,238)

Total stockholders’ equity	2,691,000

Total liabilities and stockholders’ equity	$6,762,078
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